Exhibit 10.1

Loan Number _____________

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 1, 2019, is entered into by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (“Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).

WITNESSETH THAT:

WHEREAS, Borrower and Bank entered into certain loan documents, including but not limited to that certain Credit Agreement dated June 23, 2017, as amended by that certain First Amendment to Credit Agreement dated July 2, 2018, as further amended by that Second Amendment to Credit Agreement dated September 6, 2018, and as further amended by that Third Amendment to Credit Agreement dated September 28, 2018 (the “Loan Agreement”); and

WHEREAS, Borrower has applied to Bank for modifications to the Loan Agreement and existing credit facilities, and for extension of an additional term loan in the principal amount of One Million Two Hundred Seventy Thousand Six Hundred Forty-Six and 10/100 Dollars ($1,270,646.10), and for extension of an additional capex line of credit in the principal amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00); and

WHEREAS, Bank is willing to make such modifications to the Loan Agreement and extend such additional term loan and line of credit on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of these premises and the undertakings of the parties hereto, Borrower and Bank hereby agree as follows:

A.           Effect of Amendment. This Amendment shall not change, modify, amend or revise the terms, conditions and provisions of the Loan Agreement, the terms and provisions of which are incorporated herein by reference, except as expressly provided herein and agreed upon by the parties hereto. This Amendment is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding instruments by and between the parties hereto. Borrower and Bank agree that, except as expressly provided herein, all terms and conditions of the Loan Agreement shall remain and continue in full force and effect. Borrower acknowledges and agrees that the indebtedness under the Loan Agreement remains outstanding and is not extinguished, paid or retired by this Amendment, or any other agreements between the parties hereto prior to the date hereof, and that Borrower is and continues to be fully liable for all obligations to Bank contemplated by or arising out of the Loan Agreement. Except as expressly provided otherwise by this Amendment, the credit facilities contemplated by this Amendment shall be made according to and pursuant to all conditions, covenants, representations and warranties contained in the Loan Agreement, as amended hereby.

B.           Definitions. Terms defined in the Loan Agreement which are used herein shall have the same meaning as set forth in the Loan Agreement unless otherwise specified herein.

C.           Additional Obligations of Borrower. In addition to the fees stated in the Loan Agreement, Borrower shall also pay: (i) all reasonable costs and expenses incidental to this Amendment, including, but not limited to, reasonable fees and out-of-pocket expenses of Bank’s counsel; and (ii) a non-refundable renewal fee in the amount of Twenty-Three Thousand Seven Hundred Eighty and No/100 Dollars ($23,780.00), which fee shall be due and payable concurrently herewith, and (iii) a non-refundable commitment fee in the amount of Twenty Thousand Two Hundred Fifty and No/100 Dollars ($20,250.00), which fee shall be due and payable concurrently herewith.

D.           Reaffirmation of Representations and Warranties. Borrower hereby reaffirms all representations and warranties contained in Section 3 of the Loan Agreement and within Section 3 of the Loan Agreement, all references to the Loan Agreement shall be deemed to include this Amendment.

E.           Reaffirmation of Covenants. Borrower hereby reaffirms its duty to comply with the covenants contained in Sections 4 and 5 of the Loan Agreement, as the same are modified herein.

F.           Reaffirmation of Events of Default and Rights of Bank. Borrower hereby reaffirms the events of default and rights of Bank contained in Section 6 of the Loan Agreement, as amended by this Amendment.

G.           Amendments.

(a)          The following provisions shall be new or amended definitions in Exhibit 1 of the Loan Agreement:

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be classified as capital expenditures.

“Eligible Account” means an Account (as defined in the Uniform Commercial Code) owing to the Borrower or any Entity Guarantor (exclusive of any Account owing to an Affiliate that is not an Entity Guarantor) from an Account Debtor which meets each of the following requirements:

(a)          it arises from the sale or lease of goods or the rendering of services which have been earned or billed in accordance with signed contracts by the Borrower or any Entity Guarantor; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Borrower or any Entity Guarantor has possession of, or if requested by the Bank has delivered to the Lender, delivery receipts evidencing such delivery;

(b)          it (i) is subject to a perfected, first priority Lien in favor of the Bank and (ii) is not subject to any other assignment, claim or Lien;

(c)          it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, setoff, reduction (collectively, “contra accounts”) or any credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)          the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Bank;

(f)          it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g)          it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Entity Guarantor (or by any agent or custodian of the Borrower or any Entity Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

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(h)          it arises in the ordinary course of business of the Borrower or any Entity Guarantor;

(i)          if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Borrower or any Entity Guarantor has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Bank) of such assignment has been delivered to the Bank;

(j)          if the Borrower or any Entity Guarantor maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k)          if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Bank or, in the case of electronic chattel paper, shall be in the control of the Bank, in each case in a manner satisfactory to the Bank;

(l)          such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) ninety (90) days past the original invoice date thereof, according to the original terms of sale;

(m)          it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower or any Entity Guarantor is exempt from filing such report and has provided the Bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower or any Entity Guarantor for a nominal fee;

(n)          the Account Debtor with respect thereto is not an Affiliate of the Borrower or any Entity Guarantor; and

(o)          it is not owed by an Account Debtor with respect to which 15% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (l) of this definition.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Bank at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account after written notice of such determination is given to the Borrower shall cease to be an Eligible Account.

“Entity Guarantors” means BAS Evansville, Inc., Seventh Wave Indiana and Oriole.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement executed by and between Borrower and Bank dated as of May 1, 2019.

“Loans” means the Term Loan, Term Loan #2, Term Loan #3, Capex Line of Credit, Construction Loan, Equipment Loan, and the Revolving Loans.

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“Notes” means the Term Note, Term Note #2, Term Note #3, Capex Line of Credit Note, Construction Loan Note, Equipment Loan Note and Revolving Note, together with any renewals, amendments, restatements and extensions thereof.

“Oriole” means Oriole Toxicology Services LLC, an Indiana limited liability company.

“Run-rate Cost-Savings & Synergies” means the amount of "run rate" cost savings, operating expense reductions and synergies related to the acquisition of certain assets of Smithers Avanza Toxicology Services LLC projected by the Borrower in good faith to result from actions taken or expected to be taken within 12 months after the Closing Date.  The "run rate" cost savings, operating expense reductions and synergies shall be:

(a) calculated on a Pro Forma basis as though such "run rate" cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period.

(b) reasonably identifiable and factually supportable (in the good faith determination of the Borrower); and

(c) in any Test Period equal to the lesser of $560,000 or 15% of consolidated trailing 12 month period EBITDA, calculated before giving effect thereto, for such test period determined on a pro forma basis.

“Security Agreement” means, individually or collectively as the context requires, (i) the Security Agreement and Perfection Certificate dated June 23, 2017 between Borrower and Bank, securing the Obligations, (ii) the Security Agreement and Perfection Certificate dated June 23, 2017 between Bank and BAS Evansville, Inc., securing its Guaranty of the Obligations, (iii) the Amended and Restated Security Agreement and Perfection Certificate dated September 6, 2018 between Bank and Seventh Wave Indiana, securing its Guaranty of the Obligations, (iv) Security Agreement and Perfection Certificate dated May 1, 2019 between Bank and Oriole, securing its Guaranty of the Obligations, (v) the Grant of Security Interest in Trademarks dated June 23, 2017 executed by Borrower, securing the Obligations, and (vi) the Grant of Security Interest in Copyrights dated June 23, 2017 executed by Borrower, securing the Obligations.

“Unfunded Capital Expenditures” means, for any period, the amount equal to all expenditures (by the expenditure of cash or fundings under working capital revolving debt) made by the Company and its Subsidiaries during such period in respect of the purchase or other acquisition or improvement of any fixed or capital asset and any other amounts so expended or funded which would, in accordance with GAAP, be set forth as capital expenditures on the consolidated statement of cash flows of the Company and its Subsidiaries for such period.

(b)           Section 2.1 of the Loan Agreement is hereby deleted and replaced with the following:

2.1.          Revolving Credit Loans. (a) Subject to the terms and conditions of this Agreement, Bank hereby extends or continues to extend to Borrower a revolving line of credit facility (the “Facility”) under which Bank shall make loans (the “Revolving Loans”) to Borrower at Borrower’s request from time to time during the term of this Agreement in an aggregate amount not to exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00). Borrower may, from time to time, borrow, repay (without penalty or charge), and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed the lesser of (i) Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) and (ii) the Borrowing Base (the “Revolving Loan Availability”). If the amount of Revolving Loans outstanding at any time under the Facility exceeds the Revolving Loan Availability, Borrower will, upon request, immediately pay the amount of such excess to Bank in cash. In the event Borrower fails to pay such excess following any such request, Bank may, in its discretion, setoff such amount against Borrower’s accounts at Bank, if any, and, if such excess is not satisfied by such setoff, declare an Event of Default

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(b)          Borrower may request a Revolving Loan by written or telephone notice to Bank. Bank will make Revolving Loans by crediting the amount thereof to Borrower’s account at Bank, if any, or as otherwise directed by Borrower and approved by Bank. Loan proceeds will be used for general business purposes.

(c)          On June 23, 2017, Borrower issued and delivered to Bank a Revolving Note in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Original Note”), which Original Note has been previously amended and is being further amended and restated as of May 1, 2019 in the maximum principal amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in the form attached hereto on Exhibit 2.1B (the “Revolving Note”), bearing interest and repayable as specified in the Revolving Note.

(d)          The term of the Facility will expire on June 30, 2020, and the Revolving Note will become payable in full on that date.

(c)           Section 2.7 is hereby added to the Loan Agreement as follows:

2.7           Term Loan #3. (a) Subject to the terms and conditions hereof, Bank shall make to Borrower a term loan (the “Term Loan #3”) on May 1, 2019 in an aggregate amount of One Million Two Hundred Seventy Thousand Six Hundred Forty-Six and 10/100 Dollars ($1,270,646.10). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan #3 as evidenced by a Term Loan Note (the “Term Note #3”) to be issued by Borrower to Bank dated May 1, 2019 with a final maturity date of November 1, 2025, and otherwise in substantially the form of Exhibit 2.4.

(b)          The proceeds of the Term Loan #3 will be used to support the acquisition of the assets of Smithers Avanza Toxicology Services LLC and for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan #3 in accordance with the provisions and prepayment penalties set forth in the Term Note #3. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note #3. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note #3, and Borrower will remain obligated to pay any further amount owed to Bank.

(d)           Section 2.8 is hereby added to the Loan Agreement as follows:

2.8           Capex Line of Credit. (a) Subject to the terms and conditions hereof, Bank shall lend to Borrower an equipment draw loan (the “Capex Line of Credit”) on May 1, 2019 in an aggregate amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). So long as no Event of Default has occurred, Borrower may obtain advances under the Equipment Loan until June 30, 2020, at which time Borrower’s right to obtain advances under the Capex Line of Credit shall terminate and the unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Capex Line of Credit Note issued by Borrower to Bank dated May 1, 2019, as amended, modified or restated from time to time (the “Capex Line of Credit Note”). The term of the Capex Line of Credit shall expire on June 30, 2020 (the “Capex Line of Credit Maturity Date”), unless the Capex Line of Credit is sooner paid pursuant to the terms hereof.

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(b)          The proceeds of the Capex Line of Credit will be used to fund equipment needs of the Borrower.

(c)          Borrower shall have the right to prepay the principal of the Capex Line of Credit in accordance with the provisions and prepayment penalties set forth in the Capex Line of Credit Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Capex Line of Credit Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Capex Line of Credit Note, and Borrower will remain obligated to pay any further amount owed to Bank.

(e)           Section 5.10 of the Loan Agreement is hereby deleted and replaced with the following:

(a) Borrower shall not permit the Minimum Debt Service Coverage Ratio, tested quarterly and measured on a trailing twelve (12) month basis, to be less than the following each quarter ending:

(i)          1.25 to 1.0 at March 31, 2019;

(ii)         1.25 to 1.0 at June 30, 2019;

(iii)        1.15 to 1.0 at September 30, 2019;

(iv)        1.15 to 1.0 at December 31, 2019;

(v)         1.20 to 1.0 at March 31, 2020;

(vi)        1.25 to 1.0 at June 30, 2020 and each quarter thereafter.

The “Minimum Debt Service Coverage Ratio” means, for any computation period, the ratio of: (a) the sum of Borrower’s (i) consolidated pre-tax net income for such period plus (ii) consolidated interest expense for such period, plus (ii) consolidated amortization expense during such period, plus (iv) consolidated depreciation expense during such period, plus (v) consolidated stock compensation expense during such period, plus (vi) non-recurring transaction costs of up to $525,000 related to the acquisition of Seventh Wave Laboratories, LLC and/or expansion of Premises #2 , as approved by Bank through September 30, 2019 plus (vii) non-recurring transaction costs of up to $520,000 related to the acquisition of Smithers Avanza Toxicology Services LLC, incurred through December 31, 2019, as approved by Bank through June 30, 2020, plus (viii) run-rate cost savings and synergies in the quarters ending June 30, 2019 through March 31, 2020 related to the acquisition of Smithers Avanza Toxicology Services LLC (the sum of items (i) through (viii) “EBITDA”) less (iv) distributions/dividends paid by Borrower in cash during such period, less (v) consolidated unfunded capital expenditure expenses during such period, excluding unfunded capital expenditures related to building expansion costs of up to $400,000 incurred during the fiscal year ended September 30, 2018 and fiscal year ended September 30, 2019 divided by (b) the sum of Borrower’s (i) scheduled or required principal payments, including such payments on account of debt in favor of the Bank, subordinated debt and capital leases, during such period, plus (ii) consolidated cash interest payments made during such period.

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(b) Beginning March 31, 2019, the Cash Flow Leverage Ratio, tested at the end of each fiscal quarter ending as follows:

(i)          Suspended at March 31, 2019;

(ii)         Suspended at June 30, 2019;

(iii)        Suspended at September 30, 2019;

(iv)        Suspended at December 31, 2019;

(v)         March 31, 2020 not to exceed 5.00 to 1.00x;

(vi)        June 30, 2020 and thereafter not to exceed 4.50x to 1.00x.

The “Cash Flow Coverage Ratio” means, for any computation period, the ratio of: (a) Borrower’s Total Funded Debt as of the last day of such period, divided by (b) Borrower’s EBITDA calculated on a trailing twelve (12) month basis. For purposes of this calculation, “Total Funded Debt “means, as of any date of determination, the aggregate principal amount of indebtedness of the Borrower outstanding on such date, determined in accordance with GAAP, consisting of (i) indebtedness for borrowed money, (ii) unreimbursed obligations in respect of drawn letters of credit, (iii) obligations in respect of capitalized leases, (iv) obligations in respect of purchase money debt, and (v) debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments.

(f)           Section 4.12 is hereby added to the Agreement as follows:

4.12         Life Insurance. Borrower shall, not later than August 1, 2019, obtain a life insurance policy on the life of Robert Leasure, Jr. in an amount not less than Two Million and No/100 Dollars ($2,000,000.00), provide Bank with an assignment of such life insurance policy as collateral for all obligations of Borrower now existing or hereafter arising in favor of Bank, and maintain such life insurance policy while any Obligations of the Borrower exist under this Agreement.

H.           Necessary Documents. The obligation of Bank to make the modifications to the Loan Agreement under this Amendment is subject to the receipt by Bank on or before the date hereof of all of the following, each dated as of the date hereof or another date acceptable to Bank and each to be in the form and substance approved by Bank on the date on which this Amendment is executed and delivered by Borrower and Bank:

(1)         This Amendment executed by Borrower.

(2)         The Amended and Restated Revolving Note executed by Borrower.

(3)         Term Loan Note (Term Note #3) executed by Borrower.

(4)         Capex Line of Credit Note executed by Borrower.

(5)         Amended and Restated Equipment Loan Note executed by Borrower.

(6)         Amended and Restated Construction Loan Note executed by Borrower.

(7)         Amended and Restated Guaranty Agreement executed by BAS Evansville, Inc.

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(8)         Amended and Restated Guaranty Agreement executed by Seventh Wave Laboratories LLC.

(9)         Guaranty Agreement executed by Oriole Toxicology Services LLC.

(10)        Security Agreement executed by Oriole Toxicology Services LLC.

(11)        Third Modification of Mortgage (Premises #1).

(12)        First Modification of Amended and Restated Mortgage (Premises #2).

(13)        Fourth Amended and Restated Environmental Indemnity Agreement executed by Borrower, BAS Evansville, Inc., Seventh Wave Indiana, and Oriole Toxicology Services LLC.

(14)        Subordination Agreement executed by Borrower, Oriole Toxicology Services LLC, Bank and Smithers Avanza Toxicology Services LLC.

(15)        Guarantor’s Certificate executed by Seventh Wave Laboratories LLC.

(16)        Guarantor’s Certificate executed by BAS Evansville, Inc.

(17)        Guarantor’s Certificate executed by Oriole Toxicology Services LLC.

(18)        Borrower’s Certificate executed by Borrower.

(19)        Patriot Act Certification executed by Oriole Toxicology Services LLC.

(20)        Such other documents, information, opinions, etc., as Bank may reasonably request.

I.           Representations and Warranties of Borrower. Borrower hereby represents and warrants, in addition to any other representations and warranties contained herein, in the Loan Agreement, the Loan Documents (as defined in the Loan Agreement) or any other document, writing or statement delivered or mailed to Bank or its agent by Borrower, as follows:

(1)         This Amendment constitutes a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. Borrower has taken all necessary and appropriate corporate action for the approval of this Amendment and the authorization of the execution, delivery and performance thereof.

(2)         There is no Event of Default under the Loan Agreement, this Amendment or the Loan Documents.

(3)         Borrower hereby specifically confirms and ratifies its obligations, waivers and consents under each of the Loan Documents.

(4)         Except as specifically amended herein, all representations, warranties and other assertions of fact contained in the Loan Agreement and the Loan Documents continue to be true, accurate and complete.

(5)         Except as provided in writing to Bank prior to the date hereof, there have been no changes to the Articles of Incorporation, By-Laws, the identities of the named executive officers of Borrower, or the composition of the board of directors of Borrower since execution of the Loan Agreement.

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(6)         Borrower acknowledges that the definition “Loan Documents” shall include this Amendment and all the documents executed contemporaneously herewith.

J.           Consents. (a)          Upon Bank’s receipt of the fully executed Subordination Agreement, Bank consents to the Borrower guarantying the obligations of Oriole Toxicology Services LLC, as maker under that certain Unsecured Subordinated Promissory Note payable to Smithers Avanza Toxicology Services LLC, in the maximum principal amount of $810,000.00.

(b)          Bank hereby consents to Borrower guarantying the lease for the primary space to be occupied by Oriole Toxicology Services LLC, pursuant to a certain lease agreement originally entered into between Avanza Development Services, LLC and Rickman Firstfield Associates dated December 30, 2009 (as amended from time to time, the “Avanza Lease”), which Avanza Lease has been or will be assigned to Oriole Toxicology Services LLC, as the new lessee, and further amended on or around May 1, 2019.

K.          Governing Law. This Amendment has been executed and delivered and is intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of Indiana.

L.           Headings. The section headings used in this Amendment are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment.

M.          Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

N.           Modification. This Amendment may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution.

O.           Waiver of Certain Rights. Borrower waives acceptance or notice of acceptance hereof and agrees that the Loan Agreement, this Amendment, and all of the other Loan Documents shall be fully valid, binding, effective and enforceable as of the date hereof, even though this Amendment and any one or more of the other Loan Documents which require the signature of Bank, may be executed by an on behalf of Bank on other than the date hereof.

P.           Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Bank as contemplated by this Amendment, Borrower hereby waives, releases and forever discharges Bank from and against any and all rights, claims or causes of action against Bank arising under Bank’s actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the date hereof.

Q.           Force and Effect. Except as otherwise modified herein, all other terms and conditions of the Loan Agreement remain in full force and effect.

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Loan Number _____________

[SIGNATURE PAGE – FOURTH AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Credit Agreement to be executed by their duly authorized officers as of the day and year first above written.

Bioanalytical Systems, Inc.

By:	/s/ Robert Leasure, Jr.
Robert Leasure, Jr., President and Chief Executive Officer

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President